Exhibit 10.17

August 4, 2026

Shane Harrison

Dear Shane:

I am pleased to extend this offer to become Senior Vice President, Chief Financial Officer ("CFO") of Resideo Technologies, Inc. (“Resideo” or the “Company”), effective as of September 1, 2026 (the "Effective Date"). This offer is contingent upon appointment as CFO by the Company's Board of Directors (the "Board").
As of the Effective Date, your employment will be subject to the terms and conditions of this offer letter, and you will be entitled to the following compensation and benefits package.
COMPENSATION
Base Salary
As of the Effective Date, your annual base salary will be $550,000. Base salary reviews occur annually, and any adjustments are generally made at the end of the first quarter of the calendar year, based on performance and other relevant factors. Any base salary adjustments are subject to approval of the Compensation and Human Capital Management Committee (the "CHCM Committee") of the Board.
Annual Incentive Compensation
As of the Effective Date, you will become eligible for an annual bonus with a target of 85% of your annual cash base salary earnings. Your 2026 performance year bonus will be pro-rated based on the number of days of employment during 2026. Incentive compensation awards are generally paid in the first quarter of the following year (e.g., in the first quarter of 2027 for the 2026 performance year), are governed by the terms of the applicable bonus plan and are subject to approval by the CHCM Committee.
Annual Long-Term Incentive Awards

Beginning in 2027, you will be eligible for annual long-term incentive (“LTI”) awards which may consist of time-based restricted stock units, options, performance-based restricted stock units, or some combination thereof, as determined by the CHCM Committee, in its discretion. The actual size and mix of your annual LTI awards will be determined by the CHCM Committee. The terms of all LTI awards will be governed by the applicable stock plan and relevant award agreements.

Sign-On Equity Grant

You will be granted a sign-on LTI award on the Effective Date with a grant date value of
$2,000,000. Fifty percent (50%) of the award will be issued in the form of restricted stock units (RSU), vesting at a rate of one-third of the RSUs on each the first, second and third anniversaries of the grant date. Fifty percent (50%) of the award will be issued in the form of performance stock units (PSU), achievement of which will be based on the Company's ranking in comparison to the relative Total Shareholder Return (rTSR) relative to the companies in the S&P 1000 index from spin-date through December 31, 2028.

ONE-TIME PAYMENTS

Within thirty (30) days of the Effective Date, you will receive a sign-on bonus in the gross amount of $400,000, subject to applicable taxes and withholding. By signing below, you agree that if you resign your employment with the Company prior to the one-year anniversary of the Effective Date, you are obligated to repay to the Company the net after-tax amount of the $400,000 onetime payment within forty-five (45) days of your separation date.

You will also be eligible for a net cash payment of $16,000, grossed up for applicable taxes, as reimbursement for repayments required to be made to your former employer. To receive this payment, you will need to provide written documentation evidencing such repayment.

OTHER EXECUTIVE BENEFITS
You will also be entitled to the following Executive Benefits:
Excess Liability Insurance: Resideo will pay the annual premium for an Excess Liability Insurance policy that provides $5,000,000 of personal liability umbrella coverage per occurrence.
Executive Physical: You will be eligible for an annual executive physical and related health concierge program.
Officer Severance: You will be covered under the Resideo Technologies, Inc. Severance Plan for Designated Officers (the “Officer Severance Plan”) in effect at the time of your separation. In order to receive severance benefits, you will be required to execute a separation agreement including a release of claims in favor of Resideo and its affiliates, and you may be required to agree to certain non-disclosure and restrictive covenants.
Health and Welfare Benefits: As of the Effective Date, you will remain eligible for health and welfare benefits as provided to other employees of Resideo.

Noncompete and Intellectual Property Agreements

This offer is contingent upon your signing and returning a copy of Resideo’s "Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information" and the Resideo "Noncompete Agreement for Senior Executives", each attached hereto within Exhibit A.

Stock Ownership Guidelines for Company Officers

As of the Effective Date, you will become subject to stock ownership guidelines applicable to Company officers, which require you to hold a multiple of your annual base salary in Resideo shares within a defined period following the Effective Date. The current stock ownership guidelines require that executive officers hold a multiple of at least three times their annual base salary in Resideo shares within five years of the Effective Date.
Acknowledgment of Officer Recoupment Policy
You acknowledge that, as of the Effective Date, you will become subject to the Policy Concerning Recoupment of Incentive Based Compensation from Officers (the "Recoupment Policy"), and that the Recoupment Policy shall prevail in the event of any inconsistency with the terms of any other compensation plan, program or agreement.
Entire Agreement
This offer letter represents the entire agreement between you and Resideo regarding your employment.

Acceptance of Offer
Shane, I very much look forward to your anticipated success as an executive officer of the Company.
Please indicate your acceptance of these terms by electronically signing this offer letter via AdobeSign.

Congratulations,

/s/ Tom Surran
Tom Surran
President and Chief Executive Officer of Resideo

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs. Your employment will be on an "at will" basis, which means there is no guarantee of employment for any specific period, and either you, Resideo or the Company may terminate your employment at any time.

Read and Accepted:

/s/ Shane Harrison                             08/05/2026
Shane Harrison    Date

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